Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Investor Contact:

Agency Contact:

David Snyder

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel: +1 (978) 787 4273

Tel: +1 (978) 787 4000

Tel: +1 (617) 309 8005

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

Fax: +1 (617) 638 0033

david.snyder@axcelis.com

investor.relations@axcelis.com

smithh@loomisgroup.com

AXCELIS PROVIDES UPDATED INFORMATION AND CONFERENCE CALL TIMING FOR FIRST QUARTER 2008

BEVERLY, Mass. — April 14, 2008 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today revised its previously announced guidance for the first quarter ended March 31, 2008.  Axcelis expects its net loss per share to be in the range of $0.10 to $0.14, which is below the $0.04 to $0.08 range previously provided.  The reason for the shortfall is due to an unanticipated drop in the quarter in the equity income and royalties received from SEN, the Company’s 50% owned joint venture with Sumitomo Heavy Industries (SHI).

In mid-March 2008, SEN provided revised forecasts that projected net income and royalties payable to Axcelis to be significantly less than their original December forecast, creating an increase to Axcelis’ net loss for the quarter of $6 million, or $0.06 per share.  Axcelis’ guidance was based on a forecast provided by SEN in December 2007 which was not updated by SEN prior to mid-March.  SEN’s forecasts have historically been very reliable.

A conference call to discuss first quarter results for 2008 and to provide guidance for the second quarter of 2008 is scheduled for Wednesday May 7, 2008, beginning at 5:00 pm ET.

The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: David Snyder, and pass code: # 7110454. A webcast replay will be available from 8:00 pm ET on May 7, 2008 until 5:00 pm ET June 7, 2008.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.

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